Exhibit 99.2

Letter to Shareholders from Republic First Bancorp, Inc. Chairman Andrew B. Cohen and President and Chief Executive Officer Thomas X. Geisel

July 17, 2023

Fellow Shareholder,

Thank you for your ongoing investment in Republic. We are writing to you today to make clear that this is the beginning of a new day at Republic, and our revamped leadership team is working to address legacy issues and transform the Company.

Both of us have recently assumed new leadership roles. We are committed to transparency, which is why we want to be clear at the outset that there are no quick fixes or silver bullets for Republic. We are executing a new strategy that focuses on core business lines in our core markets, while realizing new efficiencies across the organization and winding down non-core operations.

The two of us and our fellow Board members collectively own a very sizable stake in Republic, meaning our interests are highly aligned with yours. We recognize that it has been an extremely disappointing few years for all shareholders due to the prior executive team’s mistakes and lack of Board oversight.

In the following pages, we discuss where we’ve been, where we are now and where we’re going. We look forward to continuing to communicate with you more in the coming weeks and months.

Where We’ve Been

As noted, Republic has been through some difficult times. These include former leadership’s ill-advised expansion of the Bank’s physical footprint and building of long-term fixed-rate residential loan and bond portfolios during a period of historically low interest rates. The former executive team also failed to maintain appropriate internal controls related to a system’s conversion in June 2022, leading to delays with our audits and financial reports.

Unfortunately, these delays have prevented us from holding a 2022 Annual Meeting of Shareholders, which is now scheduled for October of this year. We have also faced distracting public campaigns from two different activist investors, a management transition and incessant litigation. At the same time, the credit markets tightened, interest rates rose rapidly and depositors became worried about the safety of regional and community banks across the country. This has resulted in a once-in-generation dislocation in the sector.

By detailing these headwinds, we are being transparent with you about the challenges that exist. Make no mistake, we are neither discouraged nor overwhelmed by these challenges. We have been tackling them head-on.

Where We Are: A New Era for Republic

We believe we will drive a turnaround by targeting the tremendous opportunities in our core service areas and core markets. We are building on a very strong foundation that includes our presence and brand recognition in the Metropolitan Philadelphia and Southern New Jersey markets, sterling reputation for customer service, strong commercial banking capabilities for small and mid-sized businesses, a disciplined credit culture and a diversified commercial loan portfolio. Unlike the larger banks with footprints in these markets, Republic can offer a high-touch, community-based feel that only comes from a local institution. Unlike smaller banks, we have the resources and scale to provide a modern banking experience and serve a broad array of client needs.

These strengths are helping us weather the 2023 banking sector storm. While deposit balances declined a mere 2.7% during the first quarter of 2023, the number of deposit relationships with the Bank increased by 5.2% in the period. This is a testament to the strength of our relationship-focused model.

In close to a year, the building blocks of a stronger Republic have come into place, including:

•	Substantial Board refreshment: Three of the seven members of the Board have joined since July of 2022, bringing important new perspectives and fresh thinking. One of these new directors – Benjamin C. Duster, IV – also chairs our Audit Committee. Additionally, we announced that we will be expanding the Board to eight directors at the 2022 Annual Meeting, meaning at that time 50% of the Board will have been replaced over a period of 15 months.

•	Election of a shareholder-aligned Board Chairman: In May of this year, the Board elected Andy Cohen as independent Chairman, putting in place an individual who not only represents a major shareholder, but who also possesses strong capital markets acumen, corporate governance experience and institutional knowledge of Republic and the broader banking sector.

•	Hiring of a new, deeply experienced executive team: Tom Geisel, who joined as President and CEO in December of 2022, brings more than two decades of strong leadership experience growing profitable banking businesses. Mike Harrington joined at the same time as CFO. We have continued to bolster the senior team with leaders who have the right experience and skill sets to support the execution of our strategy, including individuals heading the accounting, legal, treasury, facilities and human resources functions.

Our new management team and refreshed Board are driving a value-enhancing strategic plan to grow profitability. We are also strengthening internal controls and working to file our overdue financial reports.

While the group led by George E. Norcross, III continues to lob distracting and baseless criticisms at the Company and file costly lawsuits – in addition to now launching a proxy fight to take over nearly 40% of the Board – we remain focused on moving forward rather than re-litigating the past. We are also working to improve the Bank’s balance sheet and operations by implementing the following initiatives:

•	Winding down non-core business lines: We have exited the mortgage origination business, streamlined our New York City operations, and are refocusing the Retail Banking division on its strengths in consumer banking, small business banking and supporting the communities in which they operate.

•	Improving operational efficiencies: We have shortened branch hours and managers are optimizing the Bank’s retail footprint to better align with customers who are increasingly using our technology platforms.

•	Exploring ways to leverage our real estate: We have engaged CBRE to evaluate the Bank’s real estate portfolio and help determine the best way to maximize its value.

•	Aggressively managing liquidity: We are working to increase deposits and stabilize and shrink the balance sheet.

Where We Are Going

Our goal is to build a strong, resilient and profitable Republic that benefits all stakeholders and creates value for you. Importantly, while capital always provides optionality and quicker strategic plan execution, our current plan does not require any new capital for its successful execution.

We will continue to focus on enhancing efficiencies and growing profitability by taking the following steps:

•	Strengthening franchise value in our highly attractive Metropolitan Philadelphia and Southern New Jersey markets, focusing on the core banking businesses.

•	Reducing expenses and improving operating results.

•	Restructuring the balance sheet to address legacy portfolio allocation decisions and enhance our liquidity position.

•	Leveraging the strengths of the brand and strong consumer deposit culture.

•	Better utilizing technology to support customers.

•	Improving our capabilities to provide timely financial reports.

We have made headway this year and will continue to do the heavy lifting required to realize the potential of our plan. Ultimately, we believe our strategy can deliver significant value and are targeting an ROAA of ~1.0% and an efficiency ratio of <60% in the mid-term.

Conclusion

We have a strong foundation, an actionable strategy and the right team in place to improve value for all Republic stakeholders. We welcome your comments and engagement with us and look forward to communicating further with you. Your support is very important to us and the future of Republic.

Andrew B. Cohen, Chairman of the Board	Thomas X. Geisel, President and CEO

Important Additional Information

The Company intends to file a definitive proxy statement and may file a WHITE proxy card with the SEC in connection with the 2022 Annual Meeting and, in connection therewith, the Company, certain of its directors and executive officers will be participants in the solicitation of proxies from the Company’s shareholders in connection with such meeting. SHAREHOLDERS OF THE COMPANY ARE STRONGLY ENCOURAGED TO READ SUCH PROXY STATEMENT, ACCOMPANYING WHITE PROXY CARD AND ALL OTHER DOCUMENTS FILED WITH THE SEC CAREFULLY AND IN THEIR ENTIRETY WHEN THEY BECOME AVAILABLE AS THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT THE 2022 ANNUAL MEETING. The Company’s definitive proxy statement for the 2021 annual meeting of shareholders contains information regarding the direct and indirect interests, by security holdings or otherwise, of the Company’s directors and executive officers in the Company’s securities. Information regarding subsequent changes to their holdings of the Company’s securities can be found in the SEC filings on Forms 3, 4, and 5, which are available on the Company’s website at http://investors.myrepublicbank.com/ or through the SEC’s website at www.sec.gov. Information can also be found in the Company’s Annual Report on Form 10-K for the year ended December 31, 2021 on file with the SEC. Updated information regarding the identity of potential participants, and their direct or indirect interests, by security holdings or otherwise, will be set forth in the definitive proxy statement and other materials to be filed with the SEC in connection with the 2022 Annual Meeting. Shareholders will be able to obtain the definitive proxy statement, any amendments or supplements to the proxy statement and other documents filed by the Company with the SEC at no charge at the SEC’s website at www.sec.gov. Copies will also be available at no charge at the Company’s website at http://investors.myrepublicbank.com.